1662 US Highway 395 N. Ste. 214, Minden,, Nevada, 89423

PRIVATE & CONFIDENTIAL

March 31, 2011

Mr. Sean Tan

Building B, #439 Jinyuan Ba Lu,

Jiangqiao Town, Jiading District,

Shanghai 201812, China

Dear Mr. Tan:

RE:  MANAGEMENT AGREEMENT

This letter agreement (the “Agreement”) sets forth the services to be provided by Sean Tan (“Tan”) to Berkeley Coffee & Tea, Inc. (the “Company”) and the terms and conditions under which such services shall be performed (the “Engagement”).

1. Engagement. Subject to the terms set forth herein, the Company hereby engages Tan and retains Tan to serve as the President and Chief Executive Officer of the Company and Tan hereby accepts the position of President and Chief Executive Officer effective as of March 1, 2011 (the “Effective Date”).

2. Duties. Tan will perform such duties customarily performed by the Chief Executive Officer and President and such other duties as reasonably requested by the Chairman or the Board of Directors of the Company (the “Board”). These duties will include, but not be limited to, signing SEC filings and certifications required by the Sarbanes-Oxley Act. It is understood that Tan has other business interests and responsibilities but that he does not anticipate any significant time conflicts. Tan will not accept any significant new engagements and will devote the time and attention necessary to fulfill these duties to the Company.

3. Term. The term of Tan’s Engagement hereunder shall commence on the Effective Date and shall continue on a year-to-year basis until terminated by either party upon sixty days prior written notice to the other party.  In the event of termination prior to the end of a calendar month, the Company shall pay Tan management fees for the full month for the portion of the month that the Engagement was effective.

4. Compensation. The Company shall make monthly management fee payment of six thousand dollars ($6,000) to Tan, in arrears, on the last day of each month.

5. Bonus and Stock Options.

In further consideration of the services to be rendered under this Agreement, Company’s Board may in the future grant Tan Stock Options at an exercise price per shares to be established by the Board.

6. Expense Reimbursement. Tan will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Company or paid by Tan on behalf of the Company including, but not limited to, use of office space, reproduction, typing, computer usage, employees, legal counsel (including legal counsel retained to negotiate and draft this Agreement) and other similar direct expenses and any and all taxes

(other than state, local and federal income taxes) on any of the foregoing, provided, however, that such out-of-pocket expenses shall not exceed $2,000 per month without Board approval. Expenses for ordinary course travel on Company business will not be subject to the $2,000 monthly limitation. Tan will be reimbursed within 30 days of submission of reasonable documentation for such expenses. In no event, will Tan be reimbursed later than 30 days following the close of the calendar year in which such expenses were incurred.

7. Severance Payment. If the Company terminates the Engagement anytime during the first nine months after the Effective Date, Tan will receive a severance payment equal to $50,000. If the Engagement is terminated by either party more than nine months after the Effective Date or the Engagement is terminated by Tan at any time, whether before or after the six month period after the Effective Date, Tan  shall not be eligible to receive any severance payment.

8. Benefits and Taxes. Tan shall be entitled to any benefits paid by the Company to its employees. Tan shall be solely responsible for any tax consequences applicable to Tan by reason of this Agreement and the services performed hereunder. The Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Tan’s  performance of management services hereunder. Tan agrees to indemnify and hold the Company harmless for any taxes, interest or penalties imposed upon the Company arising from or in connection with the Engagement.

9. Confidential Information, Rights and Duties.

(a) Tan specifically agrees that he shall not at any time, either during or subsequent to the term of the Engagement, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to: the Company’s sales and marketing methods, programs and related data, or other written records used in the Company’s business; the Company’s computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of any employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which Tan might prepare, use, construct, observe, posses or control, shall be and shall remain the Company’s sole property.

(b) For purposes of this Agreement, the term “confidential information” shall not include any information that: (i) has been made public by the Company (other than by acts of Tan in violation of this Agreement or other obligation of confidentiality); (ii) Tan is legally compelled to disclose; provided that Tan notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses his best efforts to obtain assurances that confidential treatment will be accorded to such information; or (iii) is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

(c) Any wrongful interference with the Company’s business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Tan or any of their agents after the term of the Engagement shall be treated and acknowledged by the parties as a material breach of this Agreement.

(d) Tan’s duties under this Section 10 shall survive termination of the Engagement. Tan acknowledges that a remedy at law for any breach or threatened breach by Tan of the provisions of this Section 10 would be inadequate, and Tan agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

10. Indemnification and D&O Insurance. The Company shall indemnify, forever defend, and hold Tan free and harmless from any and all liabilities, assessments, obligations, debts, damages, fees, fines, penalties, interest, judgments, liens or other claims that may ever be claimed to exist against Tan as a result of Tan’s work on behalf of Company and/or as a result of Tan executing this Agreement, except to the extent resulting from Tan’s gross negligence or willful misconduct.

The Company shall enter into an indemnification agreement with Tan in the form entered into with each of the Company’s officers and directors. Such indemnification Agreement shall be effective upon the Effective Date. The Company will furnish Tan with a copy of its current D&O liability policy and will agree to consult with Tan if the Company intends to decrease the coverage currently provided.

11.  Dispute Resolution   In the instance of a dispute between the Company and Tan that is incapable of being resolved by them to their mutual satisfaction, after good faith resolution negotiations, and within thirty (30) days of the formal notification from Tan or Company of such dispute, the complaining Tan shall have the right to seek such remedies as are available at law and in equity, as shall the Company.  In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance.  Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.

12. General Provisions.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy, to the Company at its primary office location and to Tan at the following address: Building B, #439 Jinyuan Ba Lu, Jiangqiao Town, Jiading District, Shanghai 201812, China.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein

(c) Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d) Complete Agreement. This Agreement and the indemnification agreement to be effective upon the Effective Date constitute the entire agreement between Tan and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Tan and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Tan and the Chairman of the Board.

(e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan.

(f) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

(g) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Tan and the Company and their respective successors, assigns, heirs, executors and administrators, except that Tan may not assign any of their duties hereunder and may not assign any of their rights hereunder without the written consent of the Company.

(h) Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action. In no event, will a party entitled to reimbursement be reimbursed later than thirty days following the close of the calendar year in which in such action is finally resolved.

(i) Arbitration. To provide a mechanism for rapid and economical dispute resolution, Tan and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its respective enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in Las Vegas, Nevada and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 12(i) or in this Agreement is intended to prevent Tan or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(j) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Nevada as applied to contracts made excluding the rules on conflicts of law.

(k) Currency.  All dollar amounts stated in this Agreement are in United States dollars.

If you are in agreement with the terms set forth herein, please sign and return a copy of this Agreement to me.

Yours truly

/s/ Sean Tan

_______________________________

BERKELEY COFFEE & TEA, INC.

Sean Tan, on Behalf of the Board

Agreed to and Accepted

/s/ Sean Tan

___________________________

Sean Tan

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